NEWS RELEASE

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION, CONTACT:
April 12, 2015	Gary R. Mills
(304) 323-6300

Robert L. Buzzo Announces Retirement from First Community Bank

Bluefield, Virginia – Robert L. (Bob) Buzzo recently announced his planned retirement from First Community Bank (the “Bank”) on May 31, 2015 after 42 years of service to the Bank. Bob currently serves as President-Emeritus of the Bank, is a member of the Bank’s Board of Directors, and is Vice President and Secretary of First Community Bancshares, Inc. He also serves on the Boards of the Bank’s Insurance and Wealth Management subsidiaries. Bob will continue to serve on the Bank’s Board of Directors, post-retirement. Bob, a Bluefield native and graduate of Concord College, joined The Flat Top National Bank of Bluefield (which later merged with First Community Bank) in 1973. Beginning his banking career as a teller, Bob progressed through the management ranks becoming President and Chief Executive Officer of The Flat Top National Bank of Bluefield in 1994, President of First Community Bank in 2000, and his current role as President-Emeritus in late 2013.

Throughout his career, Bob has been actively involved in community, civic, business, and banking industry related activities, holding leadership positions in numerous organizations. Bob is a Past President of the Bluefield Sales Executive Club and University Club, and is a Past Director of the New England Bankcard Association, the Bluefield, West Virginia Rescue Squad, Greater Bluefield Chamber of Commerce, Greater Bluefield Community Center, Bluefield Economic Development Commission, the Virginia Chamber of Commerce, the West Virginia Bankers Association, and the Virginia Bankers Association. Bob served as Chairman of the Board of the Greater Bluefield Chamber of Commerce in 2005 and Chairman of the West Virginia Bankers Association in 2011-2012. Bob is currently serving on the Boards of the Virginia Association of Community Banks, the Bluefield State College Foundation, Inc., and is a member of the Bluefield, West Virginia Rotary Club.

William P. Stafford, II, Chairman of The Board commented: “For many folks in Mercer County and the surrounding areas, Bob Buzzo IS First Community Bank, and the Bank benefits greatly from that association. Bob is as fine a person as he is a banker, and the Bank owes much to him for his years of service and leadership. While we will miss working with Bob on a daily basis, we know he will enjoy spending more time with Cathy and his family and we are elated that he has agreed to remain on our Board of Directors and provide continued advice and leadership to the Bank. We wish him all the best.”

First Community Bank’s CEO, Gary R. Mills added: “In this day and time it is truly remarkable to recognize someone who has devoted their entire career to a single company. Bob is a true gentleman and consummate banking professional who has the uncanny ability to balance the needs of customers with the objectives of the Bank. While we hope Bob enjoys his well-earned retirement, we anticipate keeping him sufficiently busy through his service on our Board of Directors.”

Buzzo said, “It has been an honor and pleasure to have spent my entire working career of 42 years with First Community Bank. I am extremely grateful for the opportunities that the Bank has provided me and my family. The relationships that I have developed over the years with customers, business associates, and co-workers will always be cherished. I am very proud of the long-term success of the Bank, and I am excited to continue on the Bank’s Board of Directors to assist in guiding the Bank to a continued successful future.”

Bob and his wife, Cathy, intend to remain in Bluefield and continue their participation in community, charitable, and church activities, and, enjoy what they like doing best – being grandparents.

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About First Community Bancshares, Inc.

First Community Bancshares, Inc., a financial holding company headquartered in Bluefield, Virginia, provides banking products and services through its wholly-owned subsidiary First Community Bank. First Community Bank operated 53 banking locations throughout Virginia, West Virginia, North Carolina, and Tennessee as of December 31, 2014. First Community Bank offers wealth management and investment services through its wholly-owned subsidiary First Community Wealth Management, a registered investment advisory firm, and the Bank’s Trust Division, which collectively managed $712 million in combined assets as of December 31, 2014. The Company provides insurance services through its wholly-owned subsidiary Greenpoint Insurance Group, Inc., a full-service insurance agency headquartered in High Point, North Carolina, that operated 11 insurance locations throughout Virginia, West Virginia, and North Carolina as of December 31, 2014. The Company’s common stock is listed on the NASDAQ Global Select Market under the trading symbol, “FCBC”. The Company reported consolidated assets of $2.61 billion as of December 31, 2014. Additional investor information is available on the Company’s website at www.fcbinc.com.

This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports including, but not limited to, the Annual Report on Form 10-K for the most recent fiscal year end. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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